Exhibit 10.6

Winchester Savings Bank

Amended and Restated

Endorsement Split Dollar Life Insurance Plan

WINCHESTER SAVINGS BANK

AMENDED AND RESTATED

ENDORSEMENT SPLIT DOLLAR LIFE

INSURANCE PLAN

Pursuant to due authorization by its Board of Directors, the undersigned, Winchester Savings Bank, a state-chartered savings bank located in Winchester, Massachusetts, (the “Bank”), did constitute, establish and adopt the Endorsement Split Dollar Life Insurance Plan (the Plan”) on 01/01/2023 which is hereby amended and restated as or of 16th of April 2024.

The purpose of this Plan is to attract, retain, and reward employees and directors (the “Participants”) of the Bank, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the Participants with the designated beneficiary of each insured Participant. The Bank will pay the life insurance premiums from its general assets.

Death proceeds payable under this Plan shall be paid solely by the Insurer(s) from the proceeds of any Policy(ies) on the life of the Insured. In no event shall the Bank be obligated to pay a death benefit under this Plan from its general funds. Should an lnsurer(s) refuse or be unable to pay death proceeds endorsed to Insured under the express terms of this Plan, or should the Bank cancel the Policy(ies) for any reason, Participant’s Beneficiary(ies) shall not be entitled to a death benefit.

ARTICLE 1

DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1	“Banks Interest” means the benefit set forth in Section 3.2.

1.2	“Beneficiary” means each designated person, trust, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant.

1.3

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank, as from time to time constituted.

1.5	“Election to Participate” means the form required by the Plan Administrator of an eligible employee or director to indicate acceptance of participation in this Plan.

1.6	“Insured” means the individual Participant whose life is insured.

1.7	“lnsurer(s)” means the insurance company issuing the life insurance policy on the life of the Insured.

1.8	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of(i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

Winchester Savings Bank

Amended and Restated

Endorsement Split Dollar Life Insurance Plan

1.9

“Participant” means an employee or director of the Bank (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election to Participate and a Beneficiary Designation Form, (iv) whose signed Election to Participant and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose participation has not terminated.

1.10	“Participant’s Interest” means the benefit set forth in Section 3.1.

1.11

“Policy” or “Policies means the individual insurance policy or policies issued to and owned by the Bank for the purpose of insuring a Participant’s life under this Plan. Policies insuring individual participants’ lives are identified by Participant name, Insurer(s), and policy number on the endorsement form executed by the Bank and filed with the Insurer(s).

1.12	“Plan Administrator” means the plan administrator described in Article 10.

1.13

“Termination of Employment” means the Participant ceases to be employed by the Bank, or ceases to render services to the Bank as a director, for any reason, other than by reason of a leave of absence approved by the Bank.

1.14

“Vested Death Benefit” means the Participant has the nonforfeitable right to name the beneficiary of a certain amount of Net Death Proceeds of the Policy, as described under the Election to Participate. Once earned. such right shall continue beyond the employment or independent contractor relationship until Participant’s death.

ARTICLE 2

PARTICIPATION

2.1

Selection by Plan Administrator. Participation in the Plan shall be limited to those employees and directors of the Bank selected by the Plan Administrator, in its sole discretion, to participate in the Plan.

2.2

Enrollment Requirements. As a condition to participation, each selected employee or director shall complete, execute and return to the Plan Administrator: (i) an Election to Participate, and (ii) a Beneficiary Designation Form. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3

Eligibility: Commencement of Participation. Provided an employee or director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, that employee or director will become a Participant, be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

2.4

Termination of Participation. Unless the Participant has a Vested Death Benefit, a Participant’s rights and the rights of any assignee or transferee or Beneficiary under this Plan shall automatically terminate upon Participant’s Termination of Employment for any reason. In the event the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

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Winchester Savings Bank

Amended and Restated

Endorsement Split Dollar Life Insurance Plan

ARTICLE 3

POLICY OWNERSHIP/INTERESTS

3.1

Participant’s Interest. Subject to the terms and conditions of this Plan and any applicable Election to Participate, Participant, or the Participant’s assignee, shall have the right to designate the Beneficiary of an amount of Net Death Proceeds set forth on Participant’s individual Election to Participate. In no event shall the benefit exceed the Net Death Proceeds of the Policy.

3.2

Bank’s Interest. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Participant’s Interest is determined according to Section 3.1. The Bank shall also own the Policy and, subject to a Participant’s right to a Vested Death Benefit, shall have the right to exercise all incidents of ownership with respect to the Policy, including the right to surrender, cancel, or transfer ownership of the Policy at any time. In the event of a surrender, cancellation, or transfer of ownership of the Policy, or any other disposition of the Policy by the Bank, this Plan shall terminate automatically and Participant and their beneficiaries, heirs, and assigns shall no longer have any rights under this Plan or to the proceeds of the Policy.

ARTICLE 4

PREMIUMS

4.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2

Economic Benefit. The Plan Administrator shall determine the economic benefit attributable to any Participant based on the amount of the current term rate for the Participant’s age multiplied by the aggregate death benefit payable to the Participant’s Beneficiary. The “current term rate” is the minimum amount required to be imputed under Internal Revenue Notice 2002-8, or any subsequent applicable authority.

4.3	Imputed Income. The Bank shall impute the economic benefit to the Participant on an annual basis, by adding the economic benefit to the Participant’s W-2, or if applicable, Form 1099.

ARTICLE 5

BENEFICIARIES

5.1

Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Bank in which the Participant participates.

5.2

Beneficiary Designation: Change. A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

5.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

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Winchester Savings Bank

Amended and Restated

Endorsement Split Dollar Life Insurance Plan

5.4

No Beneficiary Designation. Ifthe Participant dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Participant, then the Participant’s surviving spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made payable to the personal representative of the Participant’s estate.

5.5

Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

ARTICLE 6

ASSIGNMENT

Any Participant may irrevocably assign without consideration all or part of such Participant’s Interest to any person, entity or trust. In the event a Participant elects to transfer all or part of such Participant’s Interest, then all or part of that Participant’s Interest under this Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in this Plan. Notwithstanding anything to the contrary in this Article 6, Participant’s rights and the rights of any assignee or transferee shall automatically terminate upon Participant’s Termination of Employment or upon any other termination of this Plan, as set forth herein.

ARTICLE 7

INSURER(S)

The Insurer(s) shall be bound only by the terms of its given Policy. Any payments the lnsurer(s) makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The lnsurer(s) shall not be bound by or deemed to have notice of the provisions of this Plan. The Insurer(s) shall have the right to rely on the Plan Administrator’s representations with regard to any definitions, interpretations or Policy interests as specified under this Plan.

ARTICLE 8

CLAIMS AND REVIEW PROCEDURE

8.1	Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1	Initiation — Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

8.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

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Winchester Savings Bank

Amended and Restated

Endorsement Split Dollar Life Insurance Plan

8.1.3

Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

8.2.1

Initiation — Written Request. To initiate the review, the claimant within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

8.2.2

Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERlSA regulations) to the claimant’s claim for benefits.

8.2.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4

Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

8.2.5

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

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Winchester Savings Bank

Amended and Restated

Endorsement Split Dollar Life Insurance Plan

(c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other infonnation relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 9

AMENDMENT AND TERMINATION

9.1

Amendment or Termination of Plan. Except as otherwise set forth herein, this Plan, or any individual Election to Participate, may, subject to a Participant’s right to a Vested Death Benefit, be amended or terminated by the Bank at any time and for any reason without Participant consent. In the event the Bank decides to maintain the Policy after termination of the Plan or Election to Participate, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

9.2

Waiver of Participation. A Participant may, in the Participant’s sole and absolute discretion, waive his or her rights under the Plan at any time. Any waiver permitted under this Section 9.2 shall be in writing and delivered to the Plan Administrator.

ARTICLE 10

ADMINISTRATION

10.1

Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. Employees of the Bank who are responsible for administration of the Plan may also be Participants in the Plan. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan, except as it relates to their own participation in the Plan.

10.2

Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

10.3

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

10.5

Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of any Termination of Employment of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

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Winchester Savings Bank

Amended and Restated

Endorsement Split Dollar Life Insurance Plan

ARTICLE 11

MISCELLANEOUS

11.1

Binding Effect. Subject to the limitations described in Section 2.4 and Articles 6 and 9, this Plan shall bind and inure to the benefit of each Participant and the Bank and its successors and assigns, the Participant and their beneficiaries, survivors, executors, administrators, and transferees.

11.2

Not a Contract of Employment. This Plan is not a contract of employment or services. rt does not give a Participant the right to remain an employee or director of the Bank, nor does it interfere with the Bank’s right to discharge a Participant. It also does not require a Participant to remain an employee or director nor interfere with a Participant’s right to terminate employment or service at any time.

11.3

Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

11.4

Interpretation. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

11.5	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.6

Furnishing lnformation. A Participant or his or her Beneficiary will cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.

11.7

Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.8

Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Board Secretary, Winchester Savings

Bank

661 Main St.

Winchester, Massachusetts 01890

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

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Winchester Savings Bank

Amended and Restated

Endorsement Split Dollar Life Insurance Plan

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.9

Entire Plan. This Plan, along with the Election to Participate and the Beneficiary Designation Form, constitute the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant under this Plan other than those specifically set forth herein.

11.10

Signed Copies. This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts taken together shall constitute one (1) and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Plan to be duly executed by a designated corporate officer at Winchester, Massachusetts, on April 16, 2024.

IN WITNESS WHEREOF, the Bank executes this Plan as of the date indicated above.

By	/s/ Elda Heller
Title	EVP, CFO & Treasurer

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